EXHIBIT 99.1
News Release

For Immediate Release August 29, 2006	Contact: Steven E. Wilson Chief Financial Officer (304) 424-8704
UNITED PREPAYS LONG-TERM DEBT
     WASHINGTON, DC and CHARLESTON, WV — United Bankshares, Inc. (NASDAQ: UBSI) today announced that it has prepaid certain Federal Home Loan Bank (FHLB) long-term advances in the amount of $200 million. In addition, United terminated an interest rate swap associated with one of the advances. The prepayment of these borrowings and the termination of the interest rate swap will lower the annual interest paid, thus improving United’s future net interest margin and enhancing future earnings.
     On August 23, 2006, United completed a series of transactions to prepay two $100 million convertible FHLB advances and terminate an interest rate swap associated with one of the advances. At the time of prepayment, the FHLB advances and associated interest rate swap had an effective cost of 7.71%. The debt and interest rate swap had a remaining life of approximately 4 years. The prepayment of the FHLB advances resulted in before-tax penalties of approximately $8.2 million. The termination of the interest rate swap resulted in a before-tax loss of approximately $7.7 million. United replaced the $200 million of debt with 5-year and 10-year FHLB advances and associated interest rate swaps that have a total effective cost of 5.35%.
     The payment of these instruments will increase net interest income on an annual basis by approximately $4.2 million before taxes.

This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology and evolving banking industry standards.